Exhibit 10.2

TERM SHEET

This Term Sheet includes important information concerning your Restricted Stock Unit (“RSU”) award for Fiscal Year 2024 (“RSU24”). The RSU24 award is subject to the Standard Terms and Conditions for Restricted Stock Units and the AECOM 2020 Stock Incentive Plan attached hereto (together, the “Plan Documents”).

The highlights of the RSU24 award include, in each case, subject to the terms and conditions set forth herein:

◾	Vesting: Your award shall generally cliff vest 100% on December 15, 2026 (the “Scheduled Vesting Date”), subject to your continued employment at AECOM through such date. If your employment at AECOM ends prior to this date, you will generally forfeit the entire award, except that you may be eligible for payment of all or a portion of the award if your employment ends due to death or disability, or in a Severance-Eligible Termination (as defined below).

◾	Taxation: RSU awards issued in the U.S. are generally subject to federal and state income tax, FICA, and other state employment taxes on or about the settlement date. RSU awards issued outside the U.S. are generally taxed on the vesting date under local tax laws. Please consult a tax advisor for information specific to your individual facts and circumstances.

◾	Award Payout: Each RSU represents the right to receive one share of AECOM common stock on the Settlement Date, subject to the conditions set forth in the Plan Documents. The payout will be reduced for any required tax withholding unless you elect in advance of vesting to pay the taxes yourself and have sufficient cash balances within your personal Merrill Lynch brokerage account to remit the amount of the required statutory tax withholding to AECOM at the time that such tax withholding is due (or make other arrangement to timely satisfy such obligations as may be permitted under the Plan Documents). The remaining AECOM shares earned (net of applicable taxes) will be deposited into your Merrill Lynch brokerage account as soon as administratively possible, but in no event later than the 15th day of the third month following the Scheduled Vesting Date (or if RSUs vest in connection with a Severance-Eligible Termination or an employment termination due to death or disability, no later than the 15th day of the third month following such termination, with the exact date of settlement within such payment window determined by the Administrator in its sole discretion).

◾	Grant Acceptance: You must accept your RSU grant online at www.benefits.ml.com before you can receive payment of your vested RSU award. If you do not accept your RSU grant within 60 days after the award is granted, your award may be cancelled in the discretion of the Administrator.

◾	Hong Kong Employees: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

The information provided above is a summary of the Plan Documents.  If any conflict should arise between this document and the Plan Documents, the Plan Documents will always govern.  If you have any questions, please contact:

Lynn Cusick

VP, Executive Compensation

Lynn.Cusick@aecom.com

STANDARD TERMS AND CONDITIONS FOR THE RSU AWARD

I. TERMS AND CONDITIONS

1.	TERMS OF RESTRICTED STOCK UNITS

AECOM, a Delaware corporation (the “Company”), has granted to the Participant named in the term sheet provided to said Participant herewith, or otherwise provided electronically or included on the stock administrator’s online grant summary page (such materials, collectively, the “Term Sheet”) an award of a number of restricted stock units (the “Award”) specified in the Term Sheet.  Each restricted stock unit represents the right to receive one share of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”), together with a cash payment in an amount equivalent to the aggregate of all Common Stock per share dividends (if any) with an ex dividend date occurring while the restricted stock unit to which such share relates was outstanding and prior to the payment of such restricted stock unit (a “Dividend Equivalent”), in each case, upon the terms and subject to the conditions set forth in the Term Sheet, these Standard Terms and Conditions, and the Plan, each as amended from time to time.  For purposes of these Standard Terms and Conditions and the Term Sheet, any reference to the Company shall, unless the context requires otherwise, include a reference to any Subsidiary, as such term is defined in the Plan.

2.	VESTING OF RESTRICTED STOCK UNITS

The Award shall not be vested as of the Grant Date set forth in the Term Sheet and shall be forfeitable unless and until the Award vests pursuant to the terms of the Term Sheet and these Standard Terms and Conditions.  After the Grant Date, subject to termination or acceleration as provided in these Standard Terms and Conditions and the Plan (or as may otherwise be provided by any individual agreement between the Participant and the Company or any Company benefit plan), the Award shall become vested as described in the Term Sheet; provided that (except as set forth in Section 5 below) the Participant does not experience a Termination of Employment (as defined in the Plan) prior to the Award becoming vested.  Notwithstanding anything herein or in the Term Sheet to the contrary, if a date on which restricted stock units subject to the Award would vest is not a business day, the applicable portion of the Award shall vest on the prior business day.  Restricted stock units granted under the Award that have vested and are no longer subject to forfeiture are referred to herein as “Vested Units.”  Restricted stock units granted under the Award that are not vested and remain subject to forfeiture are referred to herein as “Unvested Units.”  The vesting period of the Award may be adjusted by the Administrator in its sole discretion to reflect any decreased level of employment during any period in which the Participant is on an approved leave of absence or is employed on a less than full time basis, provided that the Administrator may take into consideration any accounting consequences to the Company or tax consequences in making any such adjustment.  Dividend Equivalents shall accrue and remain unvested with respect to Unvested Units and shall vest, if at all, at the same time or times as the Unvested Units to which the Dividend Equivalents relate.  Dividend Equivalents shall not accrue interest.

Notwithstanding anything herein to the contrary, in connection with any Transaction, Section 12 of the Plan shall apply to the Award, except as otherwise provided in any individual agreement between the Participant and the Company in effect at the time of the Transaction or any Company benefit plan or written policy in effect and applicable to the Participant at the time of such Transaction.

3.	SETTLEMENT OF RESTRICTED STOCK UNITS

Except as otherwise expressly provided in Section 5 below, each Vested Unit will be settled by the delivery of one share of Common Stock (subject to adjustment under Section 12 of the Plan) to the Participant or, in the event of the Participant’s death, to the Participant’s estate, heir or beneficiary, promptly following the Scheduled Vesting Date (but in no event later than the 15th day of the third month following the Scheduled Vesting Date or, if RSUs vest in connection with an employment termination due to death or disability, no later than the 15th day of the third month following such termination, with the exact date of settlement within such payment window determined by the Administrator in its sole discretion); provided that the Participant has satisfied all of the tax withholding obligations described in Section 7 below, and that the Participant has completed, signed and returned any documents and taken any additional action that the Administrator deems appropriate to enable it to accomplish the delivery of the shares of Common Stock.  The issuance of the shares of Common Stock hereunder may be effected by the issuance of a stock certificate, recording shares on the stock records of the Company or by crediting shares in an account established on the Participant’s behalf with a brokerage firm or other custodian, in each case as determined by the Administrator.  Fractional shares will not be issued pursuant to the Award, and will instead be rounded down.

Notwithstanding the above, (i) the Company shall not be obligated to deliver any shares of Common Stock during any period when the Company determines that the delivery of shares hereunder would violate any federal, state or other applicable laws, (ii) the Company may issue shares of Common Stock hereunder subject to any restrictive legends that, as determined by the Company’s counsel, are necessary to comply with securities or other regulatory requirements, and (iii) the date on which shares are issued hereunder may include a delay in order to provide the Company such time as it determines appropriate to address tax withholding and other administrative matters (which delay shall in no event extend beyond the 15th day of the third month following the Scheduled Vesting Date).

Dividend Equivalents shall be settled in cash (net of applicable tax withholding) at the same time, and upon the same conditions, if applicable, as the Vested Units to which they relate.

4.	RIGHTS AS STOCKHOLDER

Prior to any issuance of shares of Common Stock in settlement of the Award, no shares of Common Stock will be reserved or earmarked for the Participant or the Participant’s account nor shall the Participant have any of the rights of a stockholder with respect to such shares. With the exception of Dividend Equivalents (which shall be settled, if at all, in the form of cash), pursuant to the terms hereof, the Participant will not be entitled to any privileges of ownership of the shares of Common Stock (including, without limitation, any voting rights) underlying Vested Units and/or Unvested Units unless and until shares of Common Stock are actually delivered to the Participant hereunder.

5.	TERMINATION OF EMPLOYMENT

Upon the date of the Participant’s Termination of Employment (as defined in the Plan) for any reason, except as otherwise expressly provided in this Section 5 or in any individual agreement between the Participant and the Company in effect at the time of Termination of Employment or under any applicable Company plan, including the Company’s Change in Control Severance Policy for Key Executives (the “CIC Severance Plan”) and the Company’s Senior Leadership Severance Plan (the “SLSP”), the Company’s Leadership Severance Plan (the “LSP”, and together with the CIC Severance Plan, the SLSP and any other applicable plan or agreement that provides for accelerated vesting or similar rights that may apply to the Award, the “Severance Plans”), each if applicable, all Unvested Units shall be forfeited by the Participant and cancelled and surrendered to the Company without payment of any consideration to the Participant.  Dividend Equivalents shall be subject to the same treatment upon the Participant’s Termination of Employment as the Vested Units or Unvested Units to which they relate. For the avoidance of doubt, regardless of any notice or severance period required by any applicable law, in no event shall the Participant’s entitlement to or receipt of pay in lieu of notice or severance pay under any statute, contract or at common law serve to extend the effective date of Participant’s Termination of Employment for any purpose under this Award.

A.

Upon Termination of Employment as a result of the death of the Participant, unless otherwise provided in any written individual agreement between the Participant and the Company in effect at the time of the Termination of Employment, or under any applicable Company plan, including the Severance Plans, the Award will vest in full and each Vested Unit will be settled by the delivery of one share of Common Stock (subject to adjustment under Section 12 of the Plan) to the Participant’s estate no later than the 15th day of the third month following the date of such Termination of Employment.

B.

Upon Termination of Employment as a result of the Total and Permanent Disablement of the Participant, unless otherwise provided in any written individual agreement between the Participant and the Company in effect at the time of  the Termination of Employment or under any applicable Company plan, including the Severance Plans, subject to the Participant’s (or the Participant’s legal guardian’s) execution of a general release of all claims in a form provided by the Administrator at the time of termination, the Award will vest in full and each Vested Unit will (subject to satisfaction of the foregoing release requirement) be settled by the delivery of one share of Common Stock (subject to adjustment under Section 12 of the Plan) to the Participant no later than the 15th day of the third month following the date of such Termination of Employment. For purposes of the Award and these Standard Terms and Conditions, the term “Total and Permanent Disablement” means that the Participant has become entitled to benefits under an applicable long-term disability policy of the Company or, if no such policy covers the Participant, then Total and Permanent Disablement means that the person has become disabled within the meaning of Section 409A of the Code (or any successor provision thereto).

C.

Upon Termination of Employment as a result of which the Participant becomes entitled to severance payments and/or benefits under any Severance Plan, which benefits include any vesting credit, accelerated vesting or similar benefit applicable to the Award (a “Severance-Eligible Termination”), subject to the Participant’s execution of a general release of all claims in a form provided by the Administrator at the time of termination (which for clarity, may be satisfied by the Participant’s execution of any release required under the applicable Severance Plan), the Award will vest solely to the extent provided in the applicable Severance Plan, and each Vested Unit will (subject to satisfaction of the foregoing release requirement) be settled by the delivery of one share of Common Stock (subject to adjustment under Section 12 of the Plan) to the Participant no later than the 15th day of the third month following the date of such Termination of Employment. Any unvested portion of the Award (after taking into consideration the foregoing vesting acceleration, if any) shall be forfeited upon the Termination of Employment by the Participant and cancelled and surrendered to the Company without payment of any consideration to the Participant.

D.

Upon Termination of Employment for Cause, all Vested Units and Unvested Units shall be forfeited by the Participant and cancelled and surrendered to the Company without payment of any consideration to the Participant.

6.	CONDITIONS AND RESTRICTIONS ON SHARES

The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued in respect of Vested Units, including without limitation (a) restrictions under an insider trading policy or pursuant to applicable law, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant and holders of other Company equity compensation arrangements, (c) restrictions in connection with any underwritten public offering by the Company of the Company’s securities pursuant to an effective registration statement filed under the Securities Act of 1933, (d) restrictions as to the use of a specified brokerage firm for such resales or other transfers, and (e) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

At no time will the Participant have the right to require the Company to purchase from the Participant any Shares acquired by the Participant under the Award.  Any Shares acquired by such Participant under the Award may not be repurchased by the Company for a period of six (6) months following the date on which the Participant acquired such Shares pursuant to the Award.

7.	INCOME TAXES

The Participant will be subject to federal and state income and other tax withholding requirements on a date (generally, the Settlement Date) determined by applicable law (any such date, the “Taxable Date”), based on the fair market value of the shares of Common Stock underlying the units that are vested together with the value of any related Dividend Equivalents.  The Participant will be solely responsible for the payment of all U.S. federal income and other taxes, including any state, local or non-U.S. income or employment tax obligation that may be related to the Vested Units and Dividend Equivalents and imposed on the Participant, including any such taxes that are required to be withheld and paid to the applicable tax authorities (the “Tax Withholding Obligation”).  The Participant will be responsible for the satisfaction of such Tax Withholding Obligation in a manner acceptable to the Administrator in its sole discretion.

By accepting the Award the Participant agrees that, unless and to the extent the Participant has otherwise satisfied the Tax Withholding Obligations in a manner permitted or required by the Administrator pursuant to the Plan, the Company is authorized to withhold from the shares of Common Stock issuable to the Participant in respect of Vested Units the whole number of shares (rounded down) having a value (as determined by the Company consistent with any applicable tax requirements) on the Taxable Date or the first trading day before the Taxable Date sufficient to satisfy the applicable Tax Withholding Obligation.  If any withheld shares are not sufficient to satisfy the Participant’s Tax Withholding Obligation, the Participant agrees to pay to the Company as soon as practicable any amount of the Tax Withholding Obligation that is not satisfied by the withholding of shares of Common Stock described above.

At any time not less than five (5) business days before any Tax Withholding Obligation arises (e.g., a Settlement Date), the Participant may elect to satisfy all or any part of the Participant’s Tax Withholding Obligation by delivering to the Company an amount that the Company determines is sufficient (in light of the uncertainty of the exact amount thereof) to so satisfy the Tax Withholding Obligation by (i) wire transfer to such account as the Company may direct, (ii) delivery of a personal check payable to the Company, or (iii) such other means as specified from time to time by the Administrator, in each case unless the Company has specified prior to such date that the Participant is not permitted to satisfy the Tax Withholding Obligation by any such means. The Administrator may, in its discretion, permit or require that the Tax Withholding

Obligation be satisfied by the Participant providing instruction and authorization to the Company and a brokerage firm designated by the Company to sell on the Participant’s behalf a whole number of shares of Common Stock from those shares issued to the Participant in respect of Vested Units as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the Tax Withholding Obligation.  If this “sell to cover” method of payment is permitted (and elected) or required, the applicable shares of Common Stock will be sold on the Taxable Date or as soon thereafter as practicable. The Participant will be responsible for all broker's fees and other costs of sale, and agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. The number of shares sold may be determined by considering any applicable withholding rates, including maximum applicable rates, and to the extent the proceeds of such sale exceed the Tax Withholding Obligation, the Company shall make such arrangement as it determines appropriate to credit such amount for the Participant’s benefit and the Participant acknowledges that the Participant has no entitlement to the equivalent in shares. The Participant agrees to pay to the Company as soon as practicable any amount of the Tax Withholding Obligation that is not satisfied by the sale.

The Company may refuse to issue any shares of Common Stock to the Participant or settle any Dividend Equivalents until the Participant satisfies the Tax Withholding Obligation.  The Participant acknowledges that the Company has the right to retain, without notice, from shares issuable under the Award or from salary or other amounts payable to the Participant, shares or cash having a value sufficient to satisfy the Tax Withholding Obligation.

The Participant is ultimately liable and responsible for all taxes owed by the Participant in connection with the Award, regardless of any action the Company takes or any transaction pursuant to this Section 7 with respect to any tax withholding obligations that arise in connection with the Award. The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant, issuance, vesting or settlement of the Award or the subsequent sale of any of the shares of Common Stock underlying Vested Units. The Company does not commit and is under no obligation to structure the Award to reduce or eliminate the Participant’s tax liability.

8.	NON-TRANSFERABILITY OF AWARD

Unless otherwise provided by the Administrator, the Participant may not assign, transfer or pledge the Award or, prior to the vesting and settlement of the Award, the shares of Common Stock subject thereto or any right or interest therein to anyone other than by will or the laws of descent and distribution.  The Company may cancel the Participant’s Award if the Participant attempts to assign or transfer it in a manner inconsistent with this Section 8.

9.	THE PLAN AND OTHER AGREEMENTS

In addition to these Terms and Conditions, the Award shall be subject to the terms of the Plan, which are incorporated into these Standard Terms and Conditions by this reference. Certain capitalized terms not otherwise defined herein are defined in the Plan. In the event of a conflict between the terms and conditions of these Standard Terms and Conditions and the Plan, the Plan controls.

The Term Sheet, these Standard Terms and Conditions and the Plan constitute the entire understanding between the Participant and the Company regarding the Award.  Any prior agreements, commitments or negotiations concerning the Award are superseded.

10.	LIMITATION OF INTEREST IN SHARES SUBJECT TO AWARD

Neither the Participant (individually or as a member of a group) nor any beneficiary or other person claiming under or through the Participant shall have any right, title, interest, or privilege in or to any shares of Common Stock allocated or reserved for the purpose of the Plan or subject to the Term Sheet or these Standard Terms and Conditions except as to such shares of Common Stock, if any, as shall have been issued to such person in respect of Vested Units.

11.	NOT A CONTRACT FOR EMPLOYMENT

Nothing in the Plan, in the Term Sheet, these Standard Terms and Conditions or any other instrument executed pursuant to the Plan shall confer upon the Participant any right to continue in the Company’s employ or service, nor limit in any way the Company’s right to terminate the Participant’s employment at any time for any reason.

12.	SECTION 409A

It is intended that this Award and any payments or benefits made or provided under the Plan or these Standard Terms and Conditions shall comply with Section 409A of the Code, or an exemption from or exception to Section 409A of the Code, and will be interpreted, applied and administered accordingly. Under no circumstances, however, shall the Company have any liability under the Plan or these Standard Terms and Conditions for any taxes, penalties or interest due on amounts paid or payable pursuant to the Plan or these Standard Terms and Conditions, including any taxes, penalties or interest imposed under Section 409A of the Code.  To the extent any payment or benefit in respect of this Award is considered deferred compensation subject to (and not exempt from) the restrictions contained in Section 409A of the Code and to the extent the Participant is considered a specified employee (as determined in accordance with a uniform policy adopted by the Company with respect to all arrangements subject to Section 409A of the Code) at the time of his or her separation from service (as determined under Section 409A), such payment may not be made as a result of the Participant’s separation from service before the date that is six months after the Participant’s separation form service (or, if earlier, the Participant’s death).  Any payment that would otherwise be made during this period of delay shall be accumulated and paid on the sixth month plus one day following the Participant’s separation from service (or, if earlier, as soon as administratively practicable after the Participant’s death). To the extent required under Section 409A, any payment hereunder that may be made in connection with a Termination of Employment or any similar construct shall only be paid upon the Participant’s separation from service. If the period during which an award payout may be made spans more than one calendar year, then the actual date of such payment shall be determined by the Administrator in its sole discretion, and in no event shall the Participant dictate or influence the timing of such payment.

13.	CLAWBACK POLICY

The Participant hereby acknowledges and agrees that the Participant and the award evidenced by this Agreement are subject to the terms and conditions of any clawback policy previously or hereafter adopted by the Company, including the Clawback Policy, effective October 1, 2012, and any clawback policy intended to comply with Section 10D of the Securities Exchange Act of 1934, as amended, Rule 10D-1 promulgated thereunder, the listing rules of the national securities exchange or association on which the Company’s securities are listed, and any applicable rules, standards or other guidance adopted by the Securities and Exchange Commission or any national securities exchange or association on which the Company’s securities are listed, as may be in effect from time to time.  To the extent the Participant is subject to any such Policy, the terms and conditions of such Policy are hereby incorporated by reference into this Agreement.

14.	NOTICES

All notices, requests, demands and other communications pursuant to these Standard Terms and Conditions shall be in writing and shall be deemed to have been duly given if personally delivered, telexed or telecopied to, or, if mailed, when received by, the other party at the following addresses (or at such other address as shall be given in writing by either party to the other):

If to the Company to:

AECOM

13355 Noel Rd #400

Dallas, Texas 75240

Attention:  Compensation Department

If to the Participant, to the address for the Participant contained in the Company’s books and records.

15.	SEPARABILITY

In the event that any provision of these Standard Terms and Conditions is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of these Standard Terms and

Conditions shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

16.	HEADINGS

The headings preceding the text of the sections herein are inserted solely for convenience of reference and shall not constitute a part of these Standard Terms and Conditions, nor shall they affect its meaning, construction, or effect.

17.	FURTHER ASSURANCES

Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of these Standard Terms and Conditions.

18.	BINDING EFFECT

These Standard Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors, and assigns.

19.	DISPUTES

All questions arising under the Plan or under these Standard Terms and Conditions shall be decided by the Administrator in its total and absolute discretion.  In the event the Participant or other holder of an Award believes that a decision by the Administrator with respect to such person was arbitrary or capricious, the Participant or other holder may request arbitration with respect to such decision in accordance with the terms of the Plan.  The review by the arbitrator shall be limited to determining whether the Administrator’s decision was arbitrary or capricious.  This arbitration shall be the sole and exclusive review permitted of the Administrator’s decision, and the Participant and any other holder hereby explicitly waive any right to judicial review.

20.	ELECTRONIC DELIVERY & ACKNOWLEDGEMENT

The Company may, in its sole discretion, decide to deliver any documents related to any awards granted under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means.  By accepting the Award, the Participant consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, and such consent shall remain in effect throughout the Participant’s term of employment or service with the Company, and, thereafter, until withdrawn in writing by the Participant. The Participant must accept the Award online at www.benefits.ml.com before settlement of any Vested Units. If a Participant does not accept the Award within sixty (60) days after the Award is granted, the Company may, in the sole discretion of the Administrator, cancel the Award, in which case the Award shall be surrendered to the Company without payment of any consideration to the Participant.

II. PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT (FOR U.S. BASED EMPLOYEES ONLY)

This PIIA (or Section II) applies to U.S. based employees only. Therefore, by accepting this Agreement, employees working outside of the U.S. shall not be deemed to have accepted or to otherwise be bound by this PIIA (or Section II), and instead any corresponding terms in any local agreement will control and apply.

This PIIA sets forth in writing certain understandings and procedures applicable to my employment with AECOM (or its affiliates or subsidiaries as the case may be), and these understandings and procedures apply from the date of my initial employment with AECOM (my “Employment Date”) even if this Agreement is signed by me and AECOM after the Employment Date.

1.DUTIES.  In return for the compensation and benefits now and hereafter paid or provided to me, including without limitation, in consideration of the RSUs conferred by this Agreement, I hereby agree to perform those duties for AECOM as AECOM may designate from time to time.  During my employment with AECOM, I further agree that I will (a) devote my best efforts to the interests of AECOM, (b) not engage in other employment or in any conduct that could either be in direct conflict with Company’s interests or that could cause a material and substantial disruption to AECOM and (c) otherwise abide by all of AECOM’s policies and procedures, including the Code of Conduct, as they may be established and updated from time to time. Furthermore, I will not reveal, disclose or otherwise make available to any unauthorized person any AECOM password or key, whether or not the password or key is assigned to me, or obtain, possess or use in any manner an AECOM password or key that is not assigned to me. I will use my best efforts to prevent the unauthorized use of any laptop or personal computer, peripheral device, cell phone, smartphone, personal digital assistant (PDA), software or related technical documentation that AECOM issues to me. I will not input, load or otherwise attempt any unauthorized use of software in any AECOM computer or other device, whether or not the computer or device is assigned to me. I acknowledge and agree that nothing in this PIIA alters the at-will nature of my employment with AECOM, and, as such, my employment with AECOM can be terminated at any time for any or no reason by either me or AECOM.

2.“PROPRIETARY INFORMATION” DEFINITION. “Proprietary Information” means (a) any information that is confidential or proprietary, technical or non-technical information of AECOM, including for example and without limitation, information that is a Company Innovation or is related to any Company Innovations (as defined in Section II, Paragraph 5 below), concepts, techniques, processes, methods, systems, designs, computer programs, source documentation, trade secrets, formulas, development or experimental work, work in progress, forecasts, proposed and future products, marketing plans, business plans, information about and the identities of customers and suppliers, employee information (such as compensation data and performance reviews except as related to my individual employment), competitive pricing and new business proposals, and any other nonpublic information that has commercial value and (b) any information AECOM has received from others that AECOM is obligated to treat as confidential or proprietary, which may be made known to me by Company, a third party or otherwise that I may learn during my employment with AECOM.

3.OWNERSHIP AND NONDISCLOSURE OF PROPRIETARY INFORMATION.  All

Proprietary Information and all worldwide patents (including, but not limited to, any and all patent applications, patents, continuations, continuation-in-parts, reissues, divisionals, substitutions, and extensions), copyrights, mask works, trade secrets and other worldwide intellectual property and other rights in and to the Proprietary Information are the property of AECOM, AECOM’s assigns, AECOM’s customers and AECOM’s suppliers, as applicable.  Subject to Section II, Paragraph 15 (Defend Trade Secrets Act), I will not disclose any Proprietary Information to anyone outside AECOM, and I will use and disclose Proprietary Information to those inside AECOM only as necessary to perform my duties as an employee of AECOM. Nothing in this PIIA will limit my ability to provide truthful information to any government agency regarding potentially unlawful conduct or as otherwise required by law; however, upon learning of any such requirement to disclose Proprietary Information, to the fullest extent legally permissible, I will immediately notify AECOM of the requirement and provide all reasonable assistance requested by AECOM to limit or contest the disclosure of Proprietary Information.  If I have any questions as to whether information is Proprietary Information, or to whom, if anyone, inside AECOM, any Proprietary Information may be disclosed, I will ask my manager at AECOM.

4.“INNOVATIONS” AND “WORK PRODUCT” DEFINITIONS.  In this PIIA, “Innovations” means all discoveries, designs, developments, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), trade secrets, know-how, negative know-how, ideas (whether or not protectable under trade secret laws), mask works, trademarks, service marks, trade names and trade dress.  In this PIIA, “Work Product” means any Innovations, work product, deliverables, output, or other products in any form or format, provided or developed solely by me or jointly with others for the benefit of and/or use by AECOM and/or any AECOM client.

5.DISCLOSURE AND LICENSE OF PRIOR INNOVATIONS.  I have listed on Exhibit A

(Prior Innovations) attached hereto all Innovations relating in any way to AECOM’s business or demonstrably anticipated research and development or business (the “Company-Related Innovations”), that were conceived, reduced to practice, created, derived, developed, or made by me alone or jointly with others prior to my Employment Date and to which I retain any ownership rights or interest (these Company-Related Innovations are collectively referred to as the “Prior Innovations”).  I represent that I have no rights in any Company-Related Innovations other than those Prior Innovations listed in Exhibit A (Prior Innovations).  If nothing is listed on Exhibit A (Prior Innovations), I represent that there are no Prior Innovations as of my Employment Date.  I hereby grant to AECOM and AECOM’s designees a royalty-free, transferable, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to fully use, practice and exploit all patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to any Prior Innovations that I incorporate, or permit to be incorporated, in any Work Product or Innovations that I, solely or jointly with others, create, derive, conceive, develop, make or reduce to practice within the scope of my employment with AECOM (the “Company Innovations”).

Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, any Prior Innovations in any Company Innovations without AECOM’s prior written consent.

6.DISCLOSURE AND ASSIGNMENT OF COMPANY INNOVATIONS.  I will promptly disclose and describe to AECOM all Company Innovations.  I hereby do irrevocably assign to AECOM or AECOM’s designee all my right, title, and interest in and to any and all Company Innovations, which assignment operates automatically upon the conception of the Company Innovations.  To the extent any of the rights, title and interest in and to Company Innovations cannot be assigned by me to AECOM, I hereby grant to AECOM an exclusive, royalty-free, transferable, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to fully use, practice and exploit those non-assignable rights, title and interest, including, but not limited to, the right to make, use, sell, offer for sale, import, have made, have sold, reproduce, prepare derivative works based upon, distribute copies, perform publicly, and display, the Company Innovations.  To the extent any of the rights, title and interest in and to Company Innovations can neither be assigned nor licensed by me to AECOM, I hereby irrevocably waive and agree never to assert the non-assignable and non-licensable rights, title and interest against AECOM, any of AECOM’s successors in interest, or any of AECOM’s customers.

7.FUTURE INNOVATIONS.  I will disclose promptly in writing to AECOM all Innovations conceived, reduced to practice, created, derived, developed, or made by me during my employment with AECOM and for three (3) months thereafter, whether or not I believe the Innovations are subject to this PIIA, to permit a determination by AECOM as to whether or not the Innovations are or should be considered Company Innovations.  AECOM will receive that information in confidence.

8. NOTICE OF NON-ASSIGNABLE INNOVATIONS (FOR CALIFORNIA EMPLOYEES ONLY).  This PIIA does not apply to an Innovation that qualifies fully as a non-assignable invention under the provisions of Section 2870 of the California Labor Code. I have reviewed the notification in Exhibit B (Limited Exclusion Notification) and agree that my electronic acceptance of this Agreement acknowledges receipt of the notification.  This Paragraph 8 does not apply to employees that reside and perform services on behalf of AECOM outside of the State of California.

9.COOPERATION IN PERFECTING RIGHTS TO COMPANY INNOVATIONS.  I agree to perform, during and after my employment, all acts that AECOM deems necessary or desirable to permit and assist AECOM, at its expense, in obtaining and enforcing for AECOM or, at AECOM’s election, AECOM’s customers and/or other designees, the full benefits, enjoyment, rights and title throughout the world in the Company Innovations and all intellectual property rights therein as provided to AECOM under this PIIA, including hereby agreeing not to challenge the validity, enforceability or scope of any such intellectual property rights in the Company Inventions. If AECOM is unable for any reason to secure my signature to any document required to file, prosecute, register or memorialize the assignment of any rights or application or to enforce any right under any Company Innovations as provided under this PIIA, I hereby irrevocably designate and appoint AECOM and AECOM’s duly authorized officers and agents as my agents and attorneys-in-fact to act for and on my behalf and instead of me to take all lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of rights under the Innovations, all with the same legal force and effect as if executed by me.  The foregoing is deemed a power coupled with an interest and is irrevocable.

10.AECOM COVENANTS.  As a result of the relationship continued and the benefits conferred as a result of this Agreement, upon the execution of this Agreement by both parties, AECOM agrees that I am in, and will continue to be in a position of special trust and confidence, and it will provide me with: (a) an RSU grant as set forth in the Term Sheet and elsewhere in this Agreement; (b) Proprietary Information and access to such information; (c) specialized training, which may include self-study materials and course work, classroom training, on-line training, on the job training, and instruction as to AECOM’s products, services, business relationships, and methods of operation; and (d) goodwill support such as expense reimbursements in accordance with AECOM’s policies, Proprietary Information related to AECOM’s current and prospective clients, customers, business associates, vendors, and suppliers, and contact and relationships with current and potential clients, customers, business associates, vendors, and suppliers to help me develop goodwill for AECOM. The foregoing is not contingent on my continued employment for any length of time but is contingent on my full compliance with the restrictions in Section II, Paragraph 11 below.

11.EMPLOYEE COVENANTS.  I specifically acknowledge that the items described in Section II, Paragraph 10 above will be items that I have not previously been given and that I would not be given but for the execution and/or acceptance of this Agreement. I agree not to, directly or indirectly, participate in the unauthorized use, disclosure, or conversion of any Proprietary Information. Specifically, but without limitation, I agree not to use Proprietary Information for my sole benefit, or for the benefit of any person or entity in any way that harms AECOM or diminishes the value of the Proprietary Information to AECOM. I also agree to use the specialized training, goodwill, and contacts developed with AECOM’s customers/clients and contractors for the exclusive benefit of AECOM, and I agree not to use these items at any time in a way that would harm the business interests of AECOM.  However, nothing in this PIIA limits or prohibits me from reporting possible violations of law or regulation to any federal, state, or  local government agency or entity, making other disclosures that are protected under whistleblower provisions of law, or receiving an award or monetary recovery pursuant to the U.S. Securities and Exchange Commission’s whistleblower program. I understand I do not need prior authorization to make such reports or disclosures and am not required to notify AECOM if I have made or will make any such report or disclosure. Further, nothing in this PIIA prohibits me from: (a) reporting any good faith allegations of criminal conduct to appropriate officials; (b) participating in proceedings with appropriate federal, state, or local enforcement agencies; (c) making any truthful statements or disclosures permitted or required by law; (d) requesting or receiving confidential legal advice; or (e) testifying in an administrative, legislative, or judicial proceedings concerning alleged criminal conduct or alleged unlawful employment practices when required or requested pursuant to court order, subpoena, or written request by an appropriate agency or entity.

a.

Goodwill with Customers.  I acknowledge that AECOM has near permanent relationships with its customers and owns the goodwill in those relationships with customers that I will develop or maintain in the course and scope of my employment with AECOM. If I owned goodwill in a relationship with a customer on the Employment Date, I hereby assign any and all such goodwill to AECOM, and AECOM shall become the owner of such goodwill.

b.

Acknowledgment.  I acknowledge and agree that my services to be rendered to AECOM are of a special and unique character, that I will obtain knowledge and skill relevant to AECOM’s business, its methods, and its strategies by virtue of my employment, and that the covenants and other terms and conditions of this PIIA are reasonable and reasonably necessary to protect the legitimate business interests of AECOM, including AECOM’s trade secrets and other Proprietary Information, and are ancillary to the enforceable promises between me and AECOM in the other paragraphs and/or sections of this Agreement as well as my employment with AECOM. I further acknowledge and agree that the observance of the covenants set forth herein will not cause me undue hardship nor will it unreasonably interfere with my ability to earn a livelihood either during or following my employment with AECOM. Further, the parties acknowledge that the covenants in this Section II, Paragraph 11 are essential elements of this Agreement, and that, but for my agreement to comply with such covenants, AECOM would not have agreed to enter into this Agreement.

c.

Non-solicitation of Customers (NOT APPLICABLE TO EMPLOYEES IN CALIFORNIA OR WASHINGTON D.C.). In consideration of AECOM’s covenants and promises set forth in Section II, Paragraph 10, and elsewhere in this Agreement with respect to the grant of RSUs, I agree that while I am employed by AECOM or any of its subsidiaries, and during the 12-month period immediately following the termination of my employment, regardless of the reason for such termination (the “Restricted Period”), I will not directly or indirectly solicit, cause to be solicited, assist, or otherwise be involved with the solicitation of, for purposes of providing Competitive Services, or in any way provide Competitive Services to, any Restricted Customer. For purposes of this Section, the term “Restricted Customer” shall mean any person or entity within the Restricted Territories who was a customer of AECOM during the 12-month period preceding the end of my employment with AECOM and about which I received Proprietary Information or with whom I had personal contact during the period of my employment. Also, the term “Competitive Services” shall include any services provided by AECOM at the time of my separation from employment or in the 12-month period preceding the end of my employment, and the term “Restricted Territories” shall include the United States and any international locations in which I performed work services on behalf of AECOM in the 12-month period preceding the end of my employment either in person or on a remote basis.1 For the avoidance of doubt, this Paragraph 11(c) does not apply to employees that reside and perform services on behalf of AECOM in the State of California or in the District of Columbia. All other U.S. based employees shall be bound by this Paragraph 11(c).

d.

Non-solicitation of Employees and Contractors (NOT APPLICABLE TO EMPLOYEES IN CALIFORNIA). In consideration of AECOM’s covenants and promises set forth in Section II, Paragraph 10, and elsewhere in this Agreement with respect to the grant of RSUs, I agree that while I am employed by AECOM or any of its subsidiaries and during the Restricted Period, I will not solicit, encourage, or cause others to solicit or encourage any employees or independent contractors of AECOM to terminate their employment with AECOM. For the avoidance of doubt, this Paragraph 11(d) does not apply to employees that reside and perform services on behalf of AECOM in the State of California. All other U.S. based employees shall be bound by this Paragraph 11(d).

e.

Tolling. I agree that if I violate any of the terms of the restrictive covenant obligations in Paragraphs 11(c) or (d), the Restricted Period shall be extended by one day for each day that I failed to comply with the restriction at issue.

12.EARLY RESOLUTION CONFERENCE AND INVALID PROVISIONS.  This PIIA is understood to be clear and enforceable as written and is executed by the parties on that basis. However, should I later challenge any provision as unclear, unenforceable, or inapplicable as to any restricted activity in which I intend to engage, I will first notify AECOM in writing and meet with a representative of AECOM and a neutral mediator (if AECOM elects to retain one at its expense) to discuss resolution of any disputes between us.  I will provide this notification at least 14 days before I engage in any activity that could foreseeably fall within any restriction set forth herein, and I understand and agree that any failure by me to comply with this requirement shall waive my right to challenge the reasonable scope, clarity, applicability, or enforceability of the PIIA and its restrictions at a later time.  All rights of the parties will be preserved if the early resolution conference requirement is complied with, even if no agreement is reached at the conference.

13.RETURN OF MATERIALS.  At any time upon AECOM’s request, and when my employment with AECOM is over, I will return all materials (whether in digital or printed form, and including, without limitation, documents, drawings, papers, diskettes and tapes) containing or disclosing any Proprietary Information (including all copies thereof), as well as any keys, pass cards, identification cards, computers, printers, pagers, cell phones,

1For employees located in and working in the State of Louisiana, “Restricted Territories” shall include specifically the parishes of Orleans, Jefferson, St. Charles, and St. Bernard in the State of Louisiana as well as any locations internationally and outside of the state of Louisiana in which the applicable employee performed work services on behalf of AECOM in the 12-month period preceding the end of employee’s employment either in person or on a remote basis.

smartphones, personal digital assistants or similar items or devices that AECOM has provided to me.  I will provide AECOM with a written certification of my compliance with my obligations under this Paragraph.

14.NO VIOLATION OF RIGHTS OF THIRD PARTIES.  During my employment with AECOM, I will not (a) breach any agreement to keep in confidence any confidential or proprietary information, knowledge or data acquired by me prior to my employment with AECOM or (b) disclose to AECOM, or use or induce AECOM to use, any confidential or proprietary information or material belonging to any previous employer or any other third party.  I am not currently a party, and will not become a party, to any other agreement that is in conflict, or will prevent me from complying, with this PIIA.

15.DEFEND TRADE SECRETS ACT.  Pursuant to the Defend Trade Secrets Act of 2016, I acknowledge that I shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if I file a lawsuit for retaliation by AECOM for reporting a suspected violation of law, I may disclose the trade secret to my attorney and may use the trade secret information in the court proceeding, if I file any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order.

16.SURVIVAL.  This PIIA (a) shall survive my employment by AECOM and the date of any vesting or non-vesting events under this Agreement or the Plan, (b) does not in any way restrict my right to resign or the right of AECOM to terminate my employment at any time, for any reason or for no reason, (c) inures to the benefit of successors and assigns of AECOM, and (d) is binding upon my heirs and legal representatives.

17.INJUNCTIVE RELIEF.  I agree and acknowledge that if I violate this PIIA: AECOM will suffer irreparable and continuing damage; that money damages would be insufficient to adequately compensate AECOM for such damage; that AECOM is entitled to injunctive relief, a decree for specific performance, and all other relief as may be proper (including money damages if appropriate), to the extent permitted by law; and that I shall not seek or require, and hereby waive, the need for AECOM to post a bond.

18.GOVERNING LAW.  The laws of the United States of America and the state in which I reside and perform services on behalf of AECOM govern all matters arising out of or relating to this PIIA without giving effect to any conflict of law principles. Notwithstanding the foregoing, nothing in this paragraph shall impact any choice of law provisions applicable to the Agreement at large or Section II of this Agreement.

19.SEVERABILITY.  If an arbitrator or court of law holds any provision of this PIIA to be illegal, invalid or unenforceable, (a) that provision shall be deemed amended to provide AECOM the maximum protection permitted by applicable law and (b) the legality, validity and enforceability of the remaining provisions of this PIIA shall not be affected.

20.WAIVER; MODIFICATION.  If AECOM waives any term, provision or breach by me of this PIIA, such waiver shall not be effective unless it is in writing and signed by AECOM.  No waiver shall constitute a waiver of any other or subsequent breach by me.  This PIIA may be modified only if both AECOM and I consent in writing.

21.ASSIGNMENT.  The rights and benefits of this Agreement shall extend to all successors and assigns of AECOM, whether by merger, reorganization, sale of assets, operation of law or otherwise.

22.ENTIRE AGREEMENT.  For the avoidance of doubt, the foregoing terms will control over any conflicting terms in any offer letter I received, except to the extent I previously entered into a non-competition covenant or agreement to arbitrate claims or disputes relating to my employment, which covenant and/or agreement shall survive the acceptance and execution of this Agreement.

23.KNOWING AGREEMENT.  You are hereby advised to, and represent and warrant that you have had an opportunity to, consult with independent legal counsel of your choice prior to signing this agreement. You further represent and warrant that you have been given a period of at least fourteen (14) calendar days to review this Agreement, you have read this document in its entirety, and fully or satisfactorily understand its content and effect, and that you have not been subject to any form of duress or coercion in connection with this Agreement, are completely satisfied with the terms reflected in this Agreement, and, accordingly, knowingly enter this Agreement and agree to be bound as described in this Agreement.

Exhibit A to PIIA

PRIOR INNOVATIONS

Exhibit B to PIIA (For California Employees Only)

LIMITED EXCLUSION NOTIFICATION TO EMPLOYEES IN CALIFORNIA

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any invention that you developed entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to Company’s business, or actual or demonstrably anticipated research or development of Company; or

(2)	Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded by Section 2872, the provision is against the public policy of California and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between Company and the United States or any of its agencies requiring full title to a patent or invention to be in the United States.